Exhibit 99.1

FOR IMMEDIATE RELEASE

Date: July 24, 2026

Contact:Kevin McPhaill, President/Chief Executive Officer

Phone:(559) 782-4900 or (888) 454-BANK

Website Address:www.sierrabancorp.com

SIERRA BANCORP ANNOUNCES 4% INCREASE IN QUARTERLY CASH DIVIDEND

PORTERVILLE, CALIF. -- (BUSINESS WIRE) – Sierra Bancorp (Nasdaq: BSRR), parent of Bank of the Sierra, announced that its Board of Directors has declared a regular quarterly cash dividend of $0.27 per share. This represents an increase of $0.01 per share, or 4%, relative to the dividend paid last quarter. The dividend was approved subsequent to the Board’s review of the Company’s financial performance and capital for the quarter ended June 30, 2026, and will be paid on August 10, 2026, to shareholders of record as of August 3, 2026. Counting dividends paid by Bank of the Sierra prior to the formation of Sierra Bancorp, the Company has paid regular cash dividends to shareholders every year since 1987, comprised of annual dividends through 1998 and quarterly dividends thereafter. The dividend noted in today’s announcement marks the Company’s 110th consecutive quarterly cash dividend.

Sierra Bancorp is the holding Company for Bank of the Sierra (www.bankofthesierra.com), which is in its 49th year of operations and strives to be the preeminent bank headquartered in the South San Joaquin Valley. Bank of the Sierra offers a broad range of retail and commercial banking services through its 34 full-service branches located within the counties of Tulare, Kern, Kings, Fresno, Ventura, San Luis Obispo, and Santa Barbara. The Bank also maintains an online branch and provides specialized lending services through its mortgage warehouse division. Bank of the Sierra is recognized as one of the strongest and top-performing community banks in the country, with a 5-star rating from Bauer Financial.

Forward-Looking Statements

The statements contained in this release that are not historical facts are forward-looking statements based on management's current expectations and beliefs concerning future developments and their potential effects on the Company. Readers are cautioned not to unduly rely on forward looking statements. Actual results may differ from those projected. These forward-looking statements involve risks and uncertainties including but not limited to the health of the national and local economies, loan portfolio performance, the Company's ability to attract and retain skilled employees, customers' service expectations, the Company's ability to successfully deploy new technology, the success of acquisitions and branch expansion, changes in interest rates, and other factors detailed in the Company's SEC filings, including the "Risk Factors" and "Management's Discussion and Analysis of Financial Condition and Results of Operations" sections of the Company's most recent Form 10-K and Form 10-Q.

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Category: Financial

Source: Sierra Bancorp